UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]	Definitive Proxy Statement

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CHINA BAK BATTERY, INC.
(Name of Registrant as Specified In Its Charter)

_________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]

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NOTICE OF POSTPONEMENT OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of CHINA BAK BATTERY, INC.:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of China BAK Battery, Inc., a Nevada corporation (the “Company”), originally scheduled to be held on Wednesday, March 20, 2013, at 9:00 a.m., local time, has been postponed until a new date and time for the Annual Meeting are determined by the Board of Directors of the Company (the “Board”).

As the Company disclosed in its Current Report on Form 8-K, dated March 5, 2013, due to personal reasons, Ms. Charlene Spoede Budd (“Ms. Budd”) resigned as a member of the Board and as a member of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees, effective February 27, 2013. As a result of her resignation, the nomination for Ms. Budd’s election as a director of the Company has been withdrawn and she will no longer be a nominee for election to our Board at the Annual Meeting.

The Board is currently contemplating the appointment of a new independent director who, if appointed, would be nominated for election by the Company’s stockholders at the Annual Meeting. The Company has postponed the Annual Meeting in order to allow the Board sufficient time to adequately consider the potential director appointment and subsequent nomination.

The Company will announce the new date and time of the Annual Meeting once a final determination has been made and, if necessary, will file an amended proxy statement and related proxy materials with the Securities and Exchange Commission at that time.

By Order of the Board of Directors,
/s/ Danny Pan
Corporate Secretary

Shenzhen, China

March 8, 2013